EXHIBIT 11

             NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                For the Three Months Ended March 31, 1999 and 1998
                                   (Unaudited)
                       (In thousands except per share data)

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                                                        1999          1998


Numerator for basic and diluted earnings per
share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Net earnings                                 $      14,103         10,370


Denominator:
    Basic earnings per share -
    weighted-average shares                              3,498          3,492

    Effect of dilutive stock options                        37             33

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                       3,535          3,525


Basic earnings per share:
    Net earnings                                 $        4.03           2.97


Diluted earnings per share:
    Net earnings                                 $        3.99           2.94

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